EXHIBIT 10.64

DIGITAL VIDEO SYSTEMS, INC.

8% SERIES C CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

LIST OF EXHIBITS
Schedule of Purchasers	Exhibit A
Amended and Restated Certificate of Incorporation of Corporation	Exhibit B
Form of Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series C Preferred Stock	Exhibit C
Form of Class A Warrant	Exhibit D
Form of Class B Warrant	Exhibit E
Form of "Green Shoe" Warrant	Exhibit F
Schedule of Exceptions	Exhibit G
Form of Registration Rights Agreement	Exhibit H
Form of Joinder Agreement	Exhibit I
Accredited Investor Definition	Exhibit J
Rule 144	Exhibit K
Wire Instructions for Purchasers to Wire Purchase Price	Exhibit L

Disclosure Documents:

A. Annual Report on Form 10-K for the Year Ended December 31, 2003, as amended

B. Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004

DIGITAL VIDEO SYSTEMS, INC.

8% SERIES C CONVERTIBLE

PREFERRED STOCK PURCHASE AGREEMENT

THIS 8% SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of September 20, 2004, by and among DIGITAL VIDEO SYSTEMS, INC., a Delaware corporation (the "Company") and each of those persons and entities whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A, as the same may be amended by the Company from time to pursuant to the terms hereof (which persons and entities are hereinafter sometimes collectively referred to as "Purchasers" and each individually sometimes as a "Purchaser").

RECITALS

WHEREAS, the Company has authorized, or shall have authorized prior to the Initial Closing (as defined in Section 2.1 below), the sale and issuance of up to that number of shares of its 8% Series C Convertible Preferred Stock (the "Shares") calculated by dividing one million five hundred thousand dollars ($1,500,000) by the Purchase Price (as defined in Section 1.2 below), plus fifty percent (50%) Class A warrant coverage (the "Class A Warrants") and, potentially, fifty percent (50%) Class B warrant coverage (the "Class B Warrants"); the Class A Warrants and Class B Warrants are sometimes referred to collectively as the "Warrants;" the Shares and Warrants are sometimes collectively referred to as the "Securities;" the Company shall also have included in such authorization fifty percent (50%) more of the Securities to cover the possible exercise of the Green Shoe Warrant (as defined in Section 2.4 below);

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers jointly and severally desire to purchase and acquire, on the terms and subject to the conditions set forth in this Agreement, their respective portions of the Securities;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

  AGREEMENT TO SELL AND PURCHASE

  1.1    Authorization of Securities .

  The Company has, or prior to the Closing shall have, duly authorized (i) the sale and issuance to the Purchasers of the Shares, the Warrants and the Green Shoe Warrants; (ii) the issuance of such shares of the Company's common stock, $0.0001 par value ("Common Stock") to be issued upon conversion of the Shares (the "Conversion Shares"), and (iii) the issuance of such shares of Common Stock to be issued upon exercise of the Class A Warrants and Class B Warrants (the "Warrant Shares"). The Shares and the Conversion Shares shall, as of the Closing and each Subsequent Closing (as defined in Section 2.3 below), have the respective rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation, as amended, of the Company, attached hereto as Exhibit B, the Certificate of Designations of Preferences of 8% Series C Convertible Preferred Stock of the Company, in the form attached hereto as Exhibit C (the "Certificate of Designations"). The Class A Warrants, the Class B Warrants and the Warrant Shares shall have the respective rights, preferences, privileges and restrictions set forth in the forms of Class A Warrant and Class B Warrant attached hereto as Exhibit D and Exhibit E, respectively.

  1.2    Sale and Purchase.

  Subject to the terms and conditions hereof, at the Closing the Company will issue and sell to each Purchaser jointly and severally, and, in express reliance upon the representations and warranties hereof, and each Purchaser, jointly and severally, agrees to purchase from the Company, the dollar amount of Shares set forth opposite such Purchaser's name in the column entitled "Closing" on the Schedule of Purchasers on Exhibit A, at a purchase price equal to the average of the closing prices of the Company's Common Stock for each of the five (5) trading days immediately preceding the Closing of this offering (the "Purchase Price"). The Company will also issue to each Purchaser, for no additional consideration, that number of Class A Warrants set forth opposite such Purchaser's name on the Schedule of Purchasers and a separate warrant entitling the Purchaser to purchase up to fifty percent (50%) of the number of Securities purchased in the Closing, on the same terms as the Closing, which warrants will be exercisable for the ten (10)-day period immediately following the effective date of the registration statement covering the resale of the Conversion Shares and Warrant Shares (the "Green Shoe Warrants").

  Class B Warrants will be issued if, on the third (3rd) anniversary of the Initial Closing, a Purchaser, or its permitted transferee, still owns any shares of Series C Preferred Stock. In such event, the Company will issue to each such Purchaser, or its permitted transferee, that number of Class B Warrants that will entitle the Purchaser, or its permitted transferee, to purchase up to fifty percent (50%) of the number of Series C Preferred shares held on such date.

  1.3    Use of Proceeds .

  The Company agrees to use the proceeds received by it from the sale of the Shares for working capital and general corporate purposes, up to one million dollars ($1,000,000). The net proceeds in excess of one million dollars ($1,000,000), if any, up to two hundred fifty thousand dollars ($250,000) shall be allocated for additional investment by the Company in DVS Electronics Private Limited, the Company's Indian subsidiary ("DVS India") to be used to enhance brand recognition.

  1.4    Reservation of Common Stock .

  The Company has authorized and reserved, and will continue to reserve, free of preemptive and other preferential rights, a sufficient number of its authorized but unissued shares of Common Stock to satisfy the rights of conversion of any holders of Shares and the exercise rights of the holders of the Class A, Class B Warrants and the Green Shoe Warrants.
  CLOSINGS, DELIVERY AND PAYMENT

  2.1    Initial Closing .

  The initial Closing under this Agreement shall take place at 5:00 p.m. (Pacific Daylight Time) on September 1, 2004 (the "Initial Closing"), at the offices of Wickersham & Murphy, P.C., 430 Cambridge Avenue, Suite 100, Palo Alto, California 94306, or at such other time or place as the Company and the Purchasers participating in the Initial Closing may agree. There is no minimum dollar amount that must be subscribed for in order to conduct the Initial Closing.

  2.2    Delivery .

  At the Initial Closing, subject to the terms and conditions hereof, the Company shall deliver to each Purchaser participating in the Initial Closing one or more certificates representing in the aggregate the Shares being purchased and acquired at the Closing by such Purchaser, as set forth opposite such Purchaser's name in the column entitled "Closing" on the Schedule of Purchasers on Exhibit A attached hereto, calculated in accordance with the terms of Section 1.2, plus that number of Class A Warrants equal to fifty percent (50%) of the number of shares of Common Stock into which the Shares purchased by such Purchaser is convertible and the Green Shoe Warrants to which such Purchaser is entitled pursuant to Section 2.4 hereof. Such Share certificates, Class A Warrants and Green Shoe Warrants shall be registered in such Purchaser's (or its nominee's) name, against delivery by such Purchaser of payment of the purchase price therefor, in its, his or her discretion, by check or wire transfer made payable to the order of the Company.

  2.3    Subsequent Sales of Securities .

  The Company may sell the Shares and Warrants in multiple closings, in its discretion. Any closing after the Initial Closing, shall be referred to as a "Subsequent Closing." All such sales at each such Subsequent Closing shall be made on the terms and conditions set forth in this Agreement. Each Subsequent Closing shall take place at the offices of Wickersham & Murphy, 430 Cambridge Avenue, Suite 100, Palo Alto, California 94306, at such time and date as the Company and the additional Purchasers participating in such Subsequent Closing (each, an "Additional Purchaser" and collectively, the "Additional Purchasers") may agree (each such date, a "Subsequent Closing Date"). At each Subsequent Closing, each Additional Purchaser shall agree in writing to be a "Purchaser" for all purposes of this Agreement, by executing a Joinder Agreement in the form of Exhibit I attached hereto (a "Joinder Agreement"), and all appropriate information regarding the purchase and sale of Securities to such Additional Purchasers shall be added to Exhibit A by the Company.

  At each Subsequent Closing, subject to the terms and conditions hereof, the Company shall deliver to each Additional Purchaser participating in the Subsequent Closing, one or more certificates representing in the aggregate the Shares being purchased and acquired at the Subsequent Closing by such Additional Purchaser, as set forth opposite such Purchaser's name in the column entitled "Closing" on the Schedule of Purchasers on Exhibit A, as amended, calculated in accordance with the terms of Section 1.2, plus that number of Class A Warrants equal to fifty percent (50%) of the number of shares of Common Stock into which the Shares purchased by such Additional Purchaser is convertible and the Green Shoe Warrants to which such Purchaser is entitled pursuant to Section 2.4 hereof. Such Share certificates, Class A Warrants and Green Shoe Warrants shall be registered in such Additional Purchaser's (or its nominee's) name, against delivery by such Additional Purchaser of payment of the purchase price therefor, in its, his or her discretion, by check or wire transfer made payable to the order of the Company. Any Class A Warrants issued at a Subsequent Closing shall expire five (5) years from the Initial Closing Date.

  All Shares of 8% Series C Convertible Preferred Stock and Class A Warrants sold at each Subsequent Closing pursuant to this Section 2.3 shall be deemed to be "Shares" and "Class A Warrants" for all purposes under this Agreement, and all Additional Purchasers thereof, upon full execution of their respective Joinder Agreements, shall be deemed to be "Purchasers" for all purposes under this Agreement. The Registration Rights Agreement (as defined in Section 3.1 below) as of the time of the subsequent sale of Securities shall mean the Registration Rights Agreement, as amended to include the Additional Purchasers. The rights and obligations of each Additional Purchaser hereunder and under the Registration Rights Agreement, and the Company's rights and obligations hereunder and thereunder with respect to each such Additional Purchaser shall commence as of such Additional Purchaser's respective Subsequent Closing Date.

  2.4    Right to Exercise the Green Shoe Warrant .

  For ten (10) days following the effective date of the registration statement referred to in Section 3.1 below (the "Effective Date"), the Purchasers and Additional Purchasers shall have the right to purchase, on the same terms as the original purchases, additional Shares (together with the fifty percent (50%) Class A Warrant coverage) up to that number of Shares equal to fifty percent (50%) of the number of Shares previously purchased pursuant to Section 2.1 or 2.3 hereof (the "Green Shoe Closing"). All such sales at such Green Shoe Closing shall be made on the terms and conditions set forth in this Agreement. The Green Shoe Closing shall take place at the offices of Wickersham & Murphy, 430 Cambridge Avenue, Suite 100, Palo Alto, California 94306, at such time and date as the Company and the Purchasers or Additional Purchasers participating in such Green Shoe Closing may agree.

  At the Green Shoe Closing, subject to the terms and conditions hereof, the Company shall deliver to each Purchaser or Additional Purchaser participating in the Green Shoe Closing, one or more certificates representing in the aggregate the Shares being purchased and acquired at the Green Shoe Closing by such Purchaser or Additional Purchaser, as set forth opposite such Purchaser's or Additional Purchaser's name in the column entitled "Green Shoe Closing" on the Schedule of Purchasers on Exhibit A, as amended, calculated in accordance with the terms of Section 1.2, plus that number of Class A Warrants equal to fifty percent (50%) of the number of shares of Common Stock into which the Shares purchased by such Purchaser or Additional Purchaser is convertible. Such Share certificates and Class A Warrants shall be registered in such Purchaser's or Additional Purchaser's (or its nominee's) name, against delivery by such Purchaser or Additional Purchaser of payment of the purchase price therefor, in its, his or her discretion, by check or wire transfer made payable to the order of the Company. Any Class A Warrants issued at a Green Shoe Closing shall expire five (5) years from the Initial Closing Date.

  All Shares of 8% Series C Convertible Preferred Stock sold at the Green Closing pursuant to this Section 2.4 shall be deemed to be "Shares" for all purposes under this Agreement, all Class A Warrants issued at the Green Shoe Closing shall be deemed to be "Class A Warrants" for all purposes under this Agreement, and all Conversion Shares or Warrant Shares issuable as a result of the conversion or exercise of Shares or Class A Warrants issued in the Green Shoe Closing shall be "Conversion Shares" or "Warrant Shares," as the case may be, for all purposes under this Agreement.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth on the Schedule of Exceptions attached hereto as Exhibit G (the "Schedule of Exceptions"), which exceptions shall be deemed to qualify the representations and warranties made hereunder, the Company, in order to induce the Purchasers to enter into and to consummate the transactions contemplated hereby, jointly and severally represent and warrant to each Purchaser as follows:

  3.1    Organization, Good Standing and Qualification .

  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, and full power, authority and legal right to execute and deliver this Agreement and the Registration Rights Agreement in the form attached hereto as Exhibit H (the "Registration Rights Agreement"), to execute and deliver each Joinder Agreement in the form attached as Exhibit I, to issue, sell and deliver the Shares, the Class A Warrants, the Class B Warrants (if applicable), the Green Shoe Warrant, the Conversion Shares and the Warrant Shares and to perform their obligations under this Agreement, the Registration Rights Agreement, the Certificate of Designations, the Class A Warrants, the Class B Warrants and the Green Shoe Warrants, to engage in the transactions contemplated hereby and thereby and to carry on its business as presently conducted and as now proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing, respectively, in all relevant jurisdictions in which the failure to so qualify would reasonably be expected to result in a material and adverse effect on the Company's properties, business, condition, financial or otherwise, or results of operations (a "Material Adverse Effect").

  3.2    Subsidiaries .

  The Company does not own, of record or beneficially, directly or indirectly, (i) any equity securities of any other corporation, limited partnership or similar entity or (ii) any participating interest in any partnership, joint venture or similar arrangement and does not control, directly or indirectly, any other entity, except for those indicated under the Schedule of Exceptions.

  3.3    Capitalization; Voting Rights .

    Company Capitalization. The authorized capital stock of the Company consists of (i) thirty thousand (30,000) shares of Common Stock, $0.0001 par value, of which ten million seven hundred two thousand one hundred seventy-nine (10,702,179) are issued and outstanding as of June 30, 2004; and (ii) five million (5,000,000) shares of Preferred Stock, $0.0001 par value per share, of which no shares are issued and outstanding. Immediately prior to the initial Closing, there shall be authorized Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Preferred Stock, which are to be designated 8% Series C Convertible Preferred Stock, none of which are issued and outstanding prior to the Initial Closing. Although the Company's Amended and Restated Certificate of Incorporation sets forth the rights, preferences, privileges and restrictions of two series of Preferred Stock, designated Series A Preferred and Series B Preferred, no number of shares has been allocated to such series, and the Company represents and warrants that it will not issue such series of Preferred Stock.

    The outstanding shares of Common Stock (a) have been duly authorized and validly issued and (b) are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the authorized capital stock of the Company are as stated in the Company's Certificate of Incorporation, as amended and currently in effect (including the Certificate of Designations), and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. The Conversion Shares and the Warrant Shares have been duly and validly reserved for issuance. The Shares, when issued in compliance with the provisions of this Agreement, the Conversion Shares, when issued in compliance with the provisions of this Agreement and the Certificate of Designations, and the Warrant Shares, when issued in compliance with the provisions of the Class A Warrants or the Class B Warrants, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable, no personal liability will attach to the ownership thereof, and will be free of any liens or encumbrances and will be issued in compliance with applicable federal and state securities laws; provided, however, that the Shares, the Conversion Shares and the Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

    Voting Rights. Except as set forth in the Schedule of Exceptions, (i) there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant foreign, state and federal securities laws, (ii) there are no agreements, understandings, proxies, trusts or other collaborative arrangements concerning the pledge or purchase and sale of the capital stock of the Company and (iii) there are no conversion privileges or "phantom stock" or "stock appreciation rights" plans, other than as specifically created by the Certificate of Designations. Except as provided for in the Certificate of Designations, the Company has no obligations (contingent or otherwise) to purchase, redeem or otherwise acquire any of their equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

  3.4    Authorization; Binding Obligations .

  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement, the authorization, execution and filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the performance of all obligations of the Company hereunder and thereunder and the authorization, sale, issuance and delivery of the Shares, the Warrants and the Green Shoe Warrants pursuant hereto and the Conversion Shares and the Warrant Shares pursuant to the respective Warrants has been taken or will be taken prior to the Initial Closing. The Agreement, the Registration Rights Agreement, the Warrants and the Green Shoe Warrants, when executed and delivered, and the Certificate of Designations, when executed and filed with the Secretary of State of the State of Delaware, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Section 2.8 of the Registration Rights Agreement may be limited by applicable federal and state securities laws. The sale of the Shares and Warrants, the subsequent conversion of the Shares into Conversion Shares and the subsequent exercise of the Warrants into Warrant Shares, and issuance of such Conversion Shares and Warrant Shares by the Company, are not and will not be subject to any preemptive rights, rights of first refusal or other preferential or similar contractual rights in favor of any person or entity that have not been properly waived or exercised.

  3.5    Disclosure Documents .

  The Company has delivered to each Purchaser its (i) Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 ("Form 10-K"); and (ii) its Quarterly Report on Form 10-Q for the Quarterly Period ended June 30, 2004 ("Form 10-Q").

  The financial statements included in the Form 10-K and Form 10-Q, including as applicable the notes thereto (collectively, the "Financial Statements"), are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied; provided, however, that the unaudited financial statements included in the Form 10-Q are subject to normal recurring year-end audit adjustments, and do not contain all footnotes required under generally accepted accounting principles, and present fairly the financial condition and position of the Company as of such dates and the results of its operations for the periods ending on such dates.

  3.6    Changes .

  Since June 30, 2004, there has not been:

    Any change in the business, assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which has resulted in or, to the knowledge and reasonable expectations of the Company would be expected to result in, whether individually or in the aggregate, a Material Adverse Effect;
    Any resignation or termination of any key officers of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer, except as set forth in Schedule of Exceptions;
    Any waiver by the Company of a valuable right or of a material debt owed to it, except as set forth in Schedule of Exceptions;
    Any declaration or payment of any dividend or other distribution of the assets of the Company;
    Any debt, obligation or liability incurred, assumed or guaranteed by the Company, whether directly or contingently, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;
    Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than those which have occurred between the Company;
    Any change in any material agreement to which the Company is a party or by which it is bound which has resulted in or, to the knowledge and reasonable expectations of the Company, which would reasonably be expected to result in, whether individually or in the aggregate, a Material Adverse Effect; or
    Any other event or condition of any character that, either individually or in the aggregate, has resulted in or, to the knowledge of the Company would reasonably be expected to result in a Material Adverse Effect.

  3.7    Offering Valid .

  Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares, the Warrants, the Green Shoe Warrants, the Conversion Shares and the Warrant Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company or any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any person or persons so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or any state securities laws.

  3.8    Disclosure .

  The Company and the Subsidiary have fully provided the Purchasers with all the information that the Purchasers have requested for deciding whether to acquire the Securities that the Company believes is reasonably necessary to enable the Purchasers to make such a decision.

  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

  Each Purchaser severally, but not jointly, hereby represents and warrants to the Company solely as to itself as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement or the right of any Purchaser to rely thereon):

  4.1    Requisite Power and Authority .

  Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Registration Rights Agreement and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Registration Rights Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Registration Rights Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 1.8 of the Registration Rights Agreement may be limited by applicable laws.

  4.2    Organization, Good Standing.

  If Purchaser is not an individual, it is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation.

  4.3    Investment Representations .

  Purchaser understands that none of the Shares, the Warrants, the Green Shoe Warrants, the Conversion Shares or the Warrant Shares has been registered under the Securities Act. Purchaser also understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Each Purchaser severally, but not jointly, hereby represents and warrants solely as to itself as follows:

    Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares or the Warrant Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that while the Company intends to use its best efforts to cause a registration statement covering the resale of the Conversion Shares and the Warrant Shares to be declared effective by the Securities and Exchange Commission, the Company cannot guarantee that such registration statement will be declared effective at a time that would best serve Purchaser's purposes or needs, if at all. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares, the Warrants, the Conversion Shares or the Warrant Shares under the circumstances, in the amounts or at the times Purchaser might propose.
    Acquisition for Own Account. Purchaser is acquiring the Shares, the Warrants, the Conversion Shares and the Warrant Shares for Purchaser's own account for investment only, and not with a view towards their distribution.
    Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, the Warrants and the Registration Rights Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
    Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act. See Exhibit F.
    Company Information. Purchaser has received and read the Form 10-K and Form 10-Q, including the Financial Statements and risk factors contained therein, and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.
    Rule 144. Purchaser acknowledges and agrees that the Shares and Warrants, and, if issued, the Conversion Shares and Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. See Exhibit G.
    Residence. If the Purchaser is an individual, then the Purchaser resides in the state, province or foreign country identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.

  4.4    Transfer Restrictions .

  Each Purchaser acknowledges and agrees that the Shares and Warrants and, if issued, the Conversion Shares and Warrant Shares are subject to restrictions on transfer as set forth in the Registration Rights Agreement.

  4.5    Broker's Fees; Agent's Compensation .

  The Company has retained Bailey & Company Inc., Toronto, Ontario, to serve as a non-exclusive placement agent in connection with the offer of the Securities. In connection therewith, the Company has agreed to pay such agent a six percent (6%) commission and a two percent (2%) expense allowance, based on the total gross proceeds received by the Company as a direct result of the agent's contacts becoming Purchasers in this offering. In addition, the agent will receive warrants entitling it to purchase up to ten percent (10%) of the number of Series C Preferred Stock and Warrants purchased by such agent's contacts. All other offers are being made by the Company directly and are not subject to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Purchaser hereto further agrees severally, but not jointly, to indemnify the Company for any claims, losses or expenses incurred by the Company resulting directly from such Purchaser's representation in this Section 4.5 being untrue.
  CONDITIONS TO CLOSING

  5.1    Conditions to Purchasers' Obligations at the Initial Closing .

  The obligation of each Purchaser at the Initial Closing to purchase the Securities to be purchased by it at the Closing are subject to the satisfaction, at or prior to the Initial Closing Date, of the following conditions:

    Representations and Warranties True; Performance of Obligations. The representations and warranties made in Section 3 hereof shall be true, complete and correct in all material respects on and as of the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date, and the Company shall have duly performed all obligations and conditions herein required to be performed or observed by it on or prior to the Initial Closing.
    Legal Investment. On the Initial Closing Date, the sale and issuance of the Shares, the Class A Warrants and the Green Shoe Warrants, and the proposed issuance of the Class B Warrants, the Conversion Shares and the Warrant Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.
    Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Registration Rights Agreement (except for such as may be properly obtained subsequent to the Initial Closing).
    Filing of Certificate of Designations. The Certificate of Designations shall have been filed with and accepted for filing by the Secretary of State of the State of Delaware, and each Purchaser or its counsel shall have received a copy of the same certified by said Secretary of State.
    Corporate Documents. The Company shall have delivered to Purchasers, copies of all corporate documents of the Company as Purchasers shall reasonably request.
    Reservation of Conversion Shares and Warrant Shares. The Conversion Shares issuable upon conversion of the Shares and the Warrant Shares issuable upon exercise of the Warrants (in both instances, including any Shares and Warrants issuable upon exercise of the Green Shoe Warrant) shall have been duly authorized and reserved for issuance upon such conversion or exercise, as the case may be.
    Registration Rights Agreement. A Registration Rights Agreement substantially in the form attached hereto as Exhibit H shall have been executed and delivered by the parties thereto.
    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
    Lock-up Agreements. The officers and directors of the Company shall have entered into agreements with the Company providing that they will not publicly sell any shares of the Company's Common Stock owned by them or by their affiliated entities for a period of six months from the Initial Closing.
    Simultaneous Closing. Each of the Purchasers participating in the Initial Closing shall have tendered the purchase price and accepted delivery of the Shares, the Class A Warrants and the Green Shoe Warrants to be issued to them at the Initial Closing as set forth in Exhibit A.

  5.2    Conditions to Additional Purchasers' Obligations at Subsequent Closings .

  The obligation of each Additional Purchaser at a Subsequent Closing to purchase the Securities to be purchased by it at such Subsequent Closing are subject to the satisfaction, at or prior to the Subsequent Closing Date, of the following conditions:

    Representations and Warranties True; Performance of Obligations. The representations and warranties made in Section 3 hereof shall be true, complete and correct in all material respects on and as of the Subsequent Closing Date with the same force and effect as if they had been made on and as of the Subsequent Closing Date, and the Company shall have duly performed all obligations and conditions herein required to be performed or observed by it on or prior to the Subsequent Closing.
    Legal Investment. On the Subsequent Closing Date, the sale and issuance of the Shares, the Class A Warrants and the Green Shoe Warrants, and the proposed issuance of the Class B Warrants, the Conversion Shares and the Warrant Shares shall be legally permitted by all laws and regulations to which Additional Purchasers and the Company are subject.
    Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Registration Rights Agreement (except for such as may be properly obtained subsequent to the Subsequent Closing).
    Certificate of Designations. Each Additional Purchaser shall have received a copy of the Certificate of Designations, as filed with and accepted for filing by the Secretary of State of the State of Delaware, certified by said Secretary of State.
    Corporate Documents. The Company shall have delivered to each Additional Purchaser or its counsel, copies of all corporate documents of the Company as such Additional Purchaser shall reasonably request.
    Reservation of Conversion Shares and Warrant Shares. The Conversion Shares issuable upon conversion of the Shares and the Warrant Shares issuable upon exercise of the Warrants (in both instances, including any Shares and Warrants issuable upon exercise of the Green Shoe Warrant) shall have been duly authorized and reserved for issuance upon such conversion or exercise, as the case may be.
    Joinder Agreements. The Company and each Additional Purchaser participating in such Subsequent Closing shall have entered into a Joinder Agreement to this Agreement and the Registration Rights Agreement, pursuant to which such Additional Purchaser agrees to be a party to and to be bound by the terms and conditions of this Agreement and the Registration Rights Agreement effective as of such Subsequent Closing Date.
    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Subsequent Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to each Additional Purchaser and its counsel, and each Additional Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
    Simultaneous Closing. Each of the Additional Purchasers participating in such Subsequent Closing shall have tendered the purchase price and accepted delivery of the Shares, the Class A Warrants and the Green Shoe Warrants to be issued to them at such Subsequent Closing as set forth in Exhibit A, as amended.

  5.3    Conditions to Purchasers' and Additional Purchasers' Obligations at the Green Shoe Closing .

  The obligation of each Purchaser and Additional Purchaser at a Green Shoe Closing to purchase the Securities to be purchased by it at such Green Shoe Closing are subject to the satisfaction, at or prior to the Green Shoe Closing Date, of the following conditions:

    Representations and Warranties True; Performance of Obligations. The representations and warranties made in Section 3 hereof shall be true, complete and correct in all material respects on and as of the Green Shoe Closing Date with the same force and effect as if they had been made on and as of the Green Shoe Closing Date, and the Company shall have duly performed all obligations and conditions herein required to be performed or observed by it on or prior to the Green Shoe Closing.
    Legal Investment. On the Green Shoe Closing Date, the sale and issuance of the Shares and the Class A Warrants, and the proposed issuance of the Class B Warrants, the Conversion Shares and the Warrant Shares shall be legally permitted by all laws and regulations to which Purchasers, Additional Purchasers and the Company are subject.
    Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Registration Rights Agreement (except for such as may be properly obtained subsequent to the Green Shoe Closing).
    Reservation of Conversion Shares and Warrant Shares. The Conversion Shares issuable upon conversion of the Shares and the Warrant Shares issuable upon exercise of the Warrants issued or issuable in the Green Shoe Closing shall have been duly authorized and reserved for issuance upon such conversion or exercise, as the case may be.
    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Green Shoe Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to each Purchaser or Additional Purchaser and its counsel, and each Purchaser or Additional Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
    Simultaneous Closing. Each of the Purchasers and Additional Purchasers participating in such Green Shoe Closing shall have tendered the purchase price and accepted delivery of the Shares and the Class A Warrants to be issued to them at such Green Shoe Closing as set forth in Exhibit A, as amended.

  5.4    Conditions to Obligations of the Company .

  The Company's obligation to issue and sell the Securities at the Closing, at any Subsequent Closing or at the Green Shoe Closing, is subject to the satisfaction, on or prior to such Closing, any Subsequent Closing or the Green Shoe Closing, as the case may be, of the following conditions:

    Representations and Warranties True. The representations and warranties made by each Purchaser or Additional Purchaser in Section 4 hereof, and with respect to such Additional Purchaser, in its Joinder Agreement, shall be true and correct in all material respects on and as of the Closing Date, the Subsequent Closing Date or the Green Shoe Closing Date, as applicable, with the same force and effect as if they had been made on and as of such date.
    Performance of Obligations. Each Purchaser or Additional Purchaser, as applicable, shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchaser or Additional Purchaser, as applicable, on or before the Closing Date or the Subsequent Closing Date, as applicable.
    Registration Rights Agreement; Joinder Agreement. With respect to the Closing, the Registration Rights Agreement substantially in the form attached hereto as Exhibit H shall have been executed and delivered by the parties thereto. With respect to a Subsequent Closing, each Additional Purchaser participating in such Subsequent Closing shall have entered into a Joinder Agreement to this Agreement and the Registration Rights Agreement, pursuant to which such Additional Purchaser agrees to be a party to and to be bound by the terms and conditions of this Agreement and the Registration Rights Agreement effective as of such Subsequent Closing Date.
  MISCELLANEOUS

  6.1    Governing Law .

  This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

  6.2    Survival .

  The representations, warranties, covenants and agreements made and deemed to be made, pursuant to the next sentence of this Section 6.2, herein shall survive the execution and delivery hereof, any investigation made by any Purchaser or Additional Purchaser and the Closing, each Subsequent Closing and the Green Shoe Closing and shall remain in full force and effect thereafter, but within the limits set forth under Section 6.9.

  6.3    Successors and Assigns .

  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time.

  6.4    Entire Agreement .

  This Agreement, the Exhibits and Schedules hereto, the Registration Rights Agreement, each Joinder Agreement, if any, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

  6.5    Severability .

  In case any provision or any portion thereof, of the Agreement shall be deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties agree to renegotiate such provisions in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision, or portion thereof, shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall remain in full force and effect.

  6.6    Amendment and Waiver.

    This Agreement may be amended or modified only upon the written consent of the Company and holders of at least sixty percent (60%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted or Warrant Shares into which the Class A or Class B Warrants have been exercised that have not been sold to the public).
    The obligations of the Company and the rights of the holders of the Shares, the Warrants, the Conversion Shares and the Warrant Shares under the Agreement may be waived only with the written consent of all holders of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted or Warrant Shares into which the Class A or Class B Warrants have been exercised that have not been sold to the public that have not been sold to the public).

  6.7    Delays or Omissions .

  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Registration Rights Agreement, the Certificate of Designations or the Warrants, and no course of dealing between or among parties hereto, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's or Additional Purchaser's part of any breach, default or noncompliance under this Agreement, the Warrants, the Registration Rights Agreement, and, if applicable, Joinder Agreement or under the Certificate of Designations or any waiver on such party's part of any provisions or conditions of the Agreement, the Warrants, the Registration Rights Agreement, any Joinder Agreement or the Certificate of Designations must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Warrants, the Registration Rights Agreement, the Certificate of Designations, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

  6.8    Waiver of Conflicts .

  Each party to this Agreement acknowledges that legal counsel for the Company, Wickersham & Murphy, P.C. ("W&M"), has in the past and may continue in the future to perform legal services for one or more of the Purchasers, Additional Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement, including, but not limited to, the representation of the such parties in matters of a similar nature to the transactions contemplated herein, including prior private offerings of the Company's securities. Each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the transactions contemplated herein, W&M has represented the Company and not any other party; and (c) gives its informed consent to W&M's representation of the Company in the transactions contemplated by this Agreement and W&M's representation of one or more of the Purchasers, Additional Purchasers or their affiliates in matters unrelated to such transactions; provided, however, that no consent is hereby given to W&M to represent the Purchasers or any other party in connection with any dispute arising out of the transactions contemplated hereby, and it is expressly understood and agreed that should such a dispute arise, irrespective of the disputing party, W&M shall decline to represent either the Company or any Purchaser or Additional Purchaser in such dispute.

  6.9    Indemnification and Advancement for Third-Party Claims .

    The Company (the "Indemnitor") hereby agrees to jointly and severally indemnify, defend and hold harmless each Purchaser, each Additional Purchaser and each of their respective owners, officers, directors, employees and agents, and their respective successors and assigns (collectively, referred to as the "Investor Indemnitees") from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, amount paid in settlement, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character, arising out of or in any manner incident, relating or attributable to any breach of a representation, warranty or covenant of this Agreement (a "Loss").
    Survival of Representations and Warranties. Notwithstanding the foregoing, all of the representations and warranties contained in Section 3 of this Agreement shall survive the Closing and shall expire at 5:00 pm, California time, on the second anniversary of the Closing.
    Exclusive Remedy. Resort to the indemnification obligations of this Section 6.9 shall be the sole and exclusive right and remedy of the Investor Indemnitees for breaches of the representations, warranties, and covenants contained in this Agreement, except in the case of fraud or intentional or knowing breach in connection with the making of the representations and warranties or covenants of the Company contained in this Agreement.
    Threshold and Indemnification Cap. Notwithstanding the foregoing, after the Closing, no Investor Indemnitee shall be entitled to indemnification for a Loss unless and until indemnifiable Losses in excess of one hundred thousand dollars ($100,000) shall have been identified by the Investor Indemnitee, in which case the full amount of such Loss shall be paid to such Investor Indemnitee in accordance with the terms hereof. The maximum aggregate liability of the Indemnitor with respect to each Purchaser or Additional Purchaser, or agent thereof, in connection with the terms hereof shall not exceed the amount of the purchase price paid by such Purchaser or Additional Purchaser for the Shares of Series C Preferred Stock purchased hereunder.
    Satisfaction of Indemnification Obligation. The indemnification obligations of the Company hereof shall, unless otherwise determined by the Investor Indemnitees, be satisfied by the payment of cash in the amount of the Loss, unless and to the extent that it is determined by the auditors of the Company that the Company would be unable to meet their debts and obligations as they became due if the full amount of the Loss was paid in cash, in which case the amount of the Loss that is equal to the amount that is required to be maintained by the Company and the Subsidiary in order to meet their debts and obligations as they become due shall be satisfied by the issuance of shares of the same class and Series Cnd with the same terms and conditions as being purchased by the Purchasers or Additional Purchasers pursuant to this Agreement with a purchase price per share as determined by the Board of Directors, acting in good faith (except that, in any case the number of shares to be issued in this respect shall not be in excess of the number of shares of Common Stock of the Company, on an as converted basis, then held by such Purchaser or Additional Purchaser), and the remainder of the Loss shall be satisfied by the payment of cash.

  6.10    Notices .

  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit (or, in the case of parties located outside the United States, two (2) business days after deposit) with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser or Additional Purchaser at the address set forth on Exhibit A attached hereto, as amended, or at such other address as the Company, Purchaser or Additional Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

  6.11    Expenses .

  The Company shall pay all costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement, the Warrants, the Green Shoe Warrant, the Registration Rights Agreement, the Certificate of Designations, each Joinder Agreement and any other document, instrument or agreement contemplated hereby or prepared and/or delivered in connection herewith. Purchasers and Additional Purchasers may, if they so choose, hire counsel to represent their interests in these transactions, but at their own expense.

  6.12    Attorneys' Fees .

  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

  6.13    Titles .

  The titles of the sections and subsections of the Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

  6.14    Counterparts .

  This Agreement may be executed in any number of counterparts, including by way of execution of one or more Joinder Agreements, each of which shall be an original, but all of which together shall constitute one and the same instrument.

  6.15    Exculpation Among Purchasers .

  Each Purchaser and Additional Purchaser acknowledges that it is not relying upon any person, firm, or corporation (including without limitation any other Purchaser or Additional Purchaser), other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser and Additional Purchaser agrees that no other Purchaser or other Additional Purchaser, nor their respective controlling persons, officers, directors, partners, agents, or employees, shall be liable to such Purchaser or Additional Purchaser for any losses incurred by such Purchaser or Additional Purchaser in connection with its investment in the Company.

  6.16    Pronouns .

  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

  6.17    California Corporate Securities Law .

  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

  6.18    Reliance .

  The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other parties expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other parties or pursuant to this Agreement.

  6.19    Publicity .

  No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties hereto, except as may be required by law or otherwise expressly permitted by this Agreement.

  6.20    Like Treatment of Holders .

  Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemption or exchange of any Preferred Stock, or otherwise, to any holder of the Shares for or as in inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Shares or this Agreement, the Registration Rights Agreement, the Warrants or any other agreement entered into herewith, unless such consideration is paid to all holders of Shares bound by such consent, waiver or amendment, whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Shares for redemption or exchange.

  6.21    Delivery by Facsimile .

  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties hereto have executed the 8% SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASER (if an entity):
DIGITAL VIDEO SYSTEMS, INC.	_____________________________________
By: /s/ Thomas A. Spanier Thomas A Spanier Chairman and Chief Executive Officer	By: __/s/______________

  PURCHASER (if an individual):

  ___/s/___________________________

  EXHIBIT A
   SCHEDULE OF PURCHASERS

  First Closing - September 20, 2004
Name	Purchase Price	Series C Preferred Stock	Class A Warrants	Aggregate Purchase Price
Empire Capital Partners, LP	$0.61	334,052	167,026	$203,771.72
Empire Capital Partners, Ltd.	$0.61	622,865	311,432	$379,947.65
Empire Capital Partners II, Ltd.	$0.61	116,031	58,015	$70,778.91
Charter Oak Partners, LP	$0.61	61,945	30,972	$37,786.45
Charter Oak Partners II, LP	$0.61	12,647	6,323	$7,714.67
Glenbrook Capital, LP	$0.61	409,836	204,918	$249,999.96
Sanctus Spiritus Antilles, NV	$0.61	327,868	163,934	$199,999.48
Maria Molinsky	$0.61	81,967	40,983	$49,999.87
Edmund Y. Sun	$0.61	81,967	40,983	$49,999.87
Yuchien Chang	$0.61	32,786	16,393	$19,999.46